Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated March 31, 2011 relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in Kingold Jewelry’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Friedman LLP

October 31, 2011
Marlton, New Jersey